Exhibit I-6

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the acquiror may purchase securities otherwise than under the share exchange, such as in the open market or privately negotiated purchases.

March 9, 2012

Company Name: Promise Co, Ltd.

Stock Code: 8574, First Section of the Tokyo Stock Exchange

President and Representative Director: Ken Kubo

Inquiries: Kazuyuki Aoki, General Manager, Corporate Communications Dept.

TEL: 81-3-3213-2545

To whom it may concern:

Notice of the Cancellation of Treasury Shares and Stock Acquisition Rights

Promise Co, Ltd. (the “Company”) hereby announces that it has resolved at its Board of Directors’ meeting held today to cancel its treasury shares in accordance with the provisions of Article 178 of the Companies Act and to cancel its stock acquisition rights in accordance with the provisions of Article 276 of the Companies Act.

I.	Cancellation of Treasury Shares
1.	Class of Shares to be Cancelled

Common stock of the Company

2.	Number of Shares to be Cancelled

The total number of all of the treasury shares held by the Company and those to be held by the Company (including the treasury shares to be acquired through the share purchase in response to the exercise of dissenters’ appraisal rights) by the time immediately preceding Sumitomo Mitsui Financial Group, Inc.’s (“SMFG”) acquisition of the total number of issued shares of the Company (excluding the Company’s shares held by SMFG) through the share exchange (the “Share Exchange”) in accordance with the share exchange agreement (the “Share Exchange Agreement”) concluded between the Company and SMFG on December 21, 2011.

3.	Scheduled Date of Cancellation

April 1, 2012

4.	Reason for Cancellation

Pursuant to the Share Exchange Agreement, the Company and SMFG have agreed that the Company will cancel all of the treasury shares it holds (including the treasury shares to be acquired through the share purchase in response to the exercise of dissenters’ appraisal rights) by the time immediately preceding SMFG’s acquisition of the total number of issued shares of the Company (excluding the Company’s shares held by SMFG) through the Share Exchange. Pursuant to this agreement, the Company will cancel such treasury shares.

(Reference) Number of the Company’s Treasury Shares as of February 29, 2012

Total number of issued shares	360,855,365
Number of treasury shares	8,030,682

II.	Cancellation of Stock Acquisition Rights

1.	Features and Number of Stock Acquisition Rights to be Cancelled

(as of Feb 29, 2012)

Name	Number of Stock Acquisition Rights to be Cancelled (Class and Number of Shares to be Issued upon Exercise of the Stock Acquisition Rights)
First series of stock acquisition rights for the stock compensation-type stock options	274 (Common stock of the Company: 13,700)
Second series of stock acquisition rights for the stock compensation-type stock options	536 (Common stock of the Company : 26,800)
Third series of stock acquisition rights for the stock compensation-type stock options	939 (Common stock of the Company : 46,950)
Note: The actual number of stock acquisition rights to be cancelled will be all of those to be held by the Company on the scheduled date of cancellation.

2.	Scheduled Date of Cancellation
March 30, 2012

3.	Reason for Cancellation

Pursuant to the Share Exchange Agreement, the Company and SMFG have agreed that the Company will acquire without consideration and cancel all of the first series of stock acquisition rights for the stock compensation-type stock options, the second series of stock acquisition rights for the stock compensation-type stock options and the third series of stock acquisition rights for the stock compensation-type stock options (collectively referred to as the “Stock Acquisition Rights”) by no later than the day immediately preceding the effective date of the Share Exchange. Pursuant to this agreement, the Company will cancel all of the Stock Acquisition Rights which it has acquired without consideration.

End.

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